SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported): April 27, 2001

                        HOME PROPERTIES OF NEW YORK, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           Maryland 1-13136 16-1455126
                   ---------------- ------------ -------------
             (State or other jurisdiction (Commission (IRS Employer
                 of incorporation) File No.) Identification No.)


                  850 Clinton Square, Rochester, New York 14604
              ----------------------------------------------------
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (716)546-4900


                                 Not Applicable
       ------------------------------------------------------------------
              (Former name or former address, if changed since last report.)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

       c.    Exhibits


         Exhibit 99.1   Press Release

         Exhibit 99.2   Supplemental Information

Item 9.  Regulation FD

         On April 27, 2001, the Registrant issued a press release announcing its results for the first quarter of 2001. The related press release is attached hereto as Exhibit 99.1.

         Attached as Exhibit 99.2 is information supplemental to the financial information contained in the April 27, 2001 press release.

         On April 27, 2001, the Registrant held its first quarter 2001 investor conference call. Also, the conference call included slides shown during the conference call, and the written description of those slides is included in the following script from that conference call:


SLIDE 1: This slide contains the logo of Home Properties of New York, Inc. as well as the following statements:

First Quarter 2001 Earnings Conference Call and Webcast April 27, 2001.

4/27/01 11:18 AM
FIRST QUARTER, 2001 EARNINGS
CONFERENCE CALL TRANSCRIPT
APRIL 27, 2001, 11:00 AM ET
(1-888-882-0115 - HME Call in #)

(David)
Good morning. Thank you for participating in our first quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90 minutes following its conclusion.
This is our first conference call on a Friday. In conversations with Jon Litt, he indicated how crowded the calendar was for conference calls on Tuesdays, Wednesdays, and Thursdays. He suggested that with a Monday or Friday presentation, we would be up against much less competition, which would make it easier for our audience to join us. So, this will be our plan going forward. Thanks for the suggestion, Jon.

SLIDE 2: : This slide contains the following caption: "Conference Call Participants" followed by photographs of Norman Leenhouts, Chairman and Co-CEO, Ed Pettinella, Executive Vice President and Director and David Gardner, Sr. Vice President and Chief Financial Officer. Below the photographs is written "Home Properties Central Office (716) 546-4900.

(David continued)

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief Executive Officer, and Ed Pettinella, Executive Vice President.


SLIDE 3: This slide contains the following: "Forward Looking Statements:
This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be achieved . . ."

(David continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, please be aware that this call is being recorded and members of the press may be participating. I will assume that all of you have already seen our earnings press release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our fax list, give us a call. The press release and supplemental schedules are also available today on our web site.


SLIDE 4: This slide contains the following title: "FFO Per Share". The slide also contains a graph listing Q1 2000 and Q1 2001 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.25, $0.50 and $0.75. There is a bar above the point on the x-axis marked Q1 2000 with the figure $0.68 printed above the bar and there is a bar above the point on the x-axis marked Q1 2001 with the figures (-12.0%) and $0.60 printed above the bar.

(David continued)

Our first quarter results were in line with the lowered estimates that we released in January. Certainly, they were a disappointment for all of us, greatly affected by the negative impact from utilities concentrated in the first quarter. We generated 6% growth in total Funds From Operations, with FFO per share down 12%, at 60 cents on a diluted basis

SLIDE 5: This slide contains the following title: "Core Property Performance*". The * is noted at the bottom of the slide: "Reflects 33,657 apartment units owned throughout 2000 and 2001." The following table is also on the slide:

                                Q1 2000         1Q 2001
Rental Rates                                    + 6.2%
Rental Revenues                                 + 6.7%
Other Income                                    +15.0%
Total Income                                    + 7.0%
Operating Expenses                              +15.1%
Net Operating Income                            + 0.5%

Occupancy Percentage            93.8%           94.3%


(David continued)

During the quarter, we achieved 6.7% growth in core property rental revenues, consisting of a combination of rental rate increases, which averaged 6.2%, plus occupancy gains of 0.5%.

We are most pleased with the 6.2% growth experienced in rental rates, which represents a new record, beating our previous high by almost one-half percent. Just to review, since this is a new year, our definition of "core" communities has been updated to include the 10,127 net acquisitions that were completed in 1999. A total of 33,657 units are now included in our core communities, which represents over 85% of our owned portfolio.
"Other income" at our core communities increased by 15% this quarter, reflecting our ongoing successful efforts to increase ancillary income. Most of these additional revenues represented a broad mix of fees and charges, including laundry, cable, and net profits from corporate apartments. These great results on the revenue side would usually have given us reason to celebrate. However, expenses at our core properties increased by a substantial 15.1% this quarter -- another record that we would have preferred not to have broken.

SLIDE 6: This slide contains the following title: "Core Property Operating Expenses", followed by the following table:

                                        Quarter Over Quarter Increase
                                                $               %
                                                -               -

Gas                                             $3,117          + 61.8%
Personnel                                       $  507          +  6.8%
Insurance                                       $  434          +123.6%
Snow Removal                                    $  229          + 42.2%
Other Expenses                                  $  324          +  1.9%
                                                -------         ---------

Total Expenses                                  $4,611          + 15.1%

(David)
This slide focuses on the expense categories which were troublesome during the first quarter. A more detailed comparison of all expense items for core communities is included in the supplemental schedules. As shown here, the major areas of increase occurred in gas, personnel, insurance and snow removal. Gas costs at our core communities were up 62% for the quarter. Extraordinary increases in national gas prices have been well documented in previous conference calls and press releases. These results were actually slightly better than we had budgeted. Contributing to a tough comparison is the fact that we experienced above-average temperatures in most of our markets last year during the first quarter, compared to lower temperatures in 2001. Personnel costs were budgeted to increase 4.2% at our core communities. The reason our costs increased 6.8% relate to two factors. One was the heavy snowfall this winter in many regions, which contributed to overtime for maintenance personnel. Also, our revenue results were so strong, we ended up paying out more in site-level bonuses than we initially projected. 75% of site-level bonuses are calculated based on revenues, with 25% determined after considering expense targets. Insurance, even though it is up 124%, came in as expected, consistent with our recent premium increase this past November that was discussed on this call last quarter. Finally, greater than average snowfalls in many regions, compared to just the opposite last year, resulted in significant increases in snow removal costs.

SLIDE 7: This slide contains the following title: "Same Property NOI Growth". This slide also contains a graph listing the years 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 1Q 2001 and 2001 HME Est. from left to right along the x-axis. Along the left side of the y-axis are the points 0.0%, 1.0%, 2.0%, 3.0%, 4.0%, 5.0%, 6.0%, 7.0%, 8.0%, 9.0% and 10.0%. There are bars above each point on the x-axis with the following figures marked: 1991 - 4.4%, 1992 - 1.8%, 1993 - 2.7%, 1994 - 2.2%, 1995 - 5.0%, 1996 - 5.9%, 1997 - 8.4%, 1998 - 6.9%,
1999 - 9.0%, 2000 - 7.6%, 1Q 2001 - 0.5%, 2001 HME Est. - 7.8%.

(David continued)
For the quarter, net operating income growth was barely ahead of last year at plus 0.5%. We expect to see dramatic improvement for the balance of the year, such that we estimate NOI growth for the full year to be about 7.8%, more consistent with previous years.
As we have explained many times before, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that will add to the bottom line during 2001 is estimated to be about 4%.
The reason for our optimism in NOI growth for the balance of the year is twofold. First, about 55% of the entire year's budget for natural gas falls in the first quarter. Results for the balance of the year will not be hit nearly as hard. We have also been successful in fixing a significant amount of our exposure. Our new goal of being 90% hedged with fixed price contracts is now within reach.
Secondly, we have substantial evidence that our residents will accept rent increases that reflect higher utility costs. We have been passing this cost on in the form of higher rents since last fall, and have not seen any fallout affecting occupancy.

SLIDE 8: This slide contains the following title: "Natural Gas" and the following subtitle "Henry Hub NYMEX Monthly Settle - January 1996 - May 2001". The slide also contains a graph with an x-axis listing the months January 1996, March 1996, May 1996, July 1996, September 1996, November 1996, January 1997, March 1997, May 1997, July 1997, September 1997, November 1997, January 1998, March 1998, May 1998, July 1998, September 1998, November 1998, January 1999, March 1999, May 1999, July 1999, September 1999, November 1999, January 2000, March 2000, May 2000, July 2000, September 2000, November 2000, January 2001, March 2001 and May 2001 from left to right. The y-axis has the points: $1.50, $2.50, $3.50, $4.50, $5.50, $6.50, $7.50, $8.50, $9.50 and $10.50 from bottom to top. The x- axis months each ave a point marked above them, with the spaces in between the months listed also having points marked. The points marked on the graph for the months listed are as follows:

January 1996    $2.66
March 1996      $2.34
May 1996        $2.41
July 1996       $2.16
September 1996  $2.21
November 1996   $3.49
January 1997    $2.39
March 1997      $1.93
May 1997        $2.24
July 1997       $2.18
September 1997  $3.08
November 1997   $2.58
January 1998    $2.28
March 1998      $2.30
May 1998        $2.17
July 1998       $1.84
September 1998  $2.43
November 1998   $1.98
January 1999    $1.78
March 1999      $2.01
May 1999        $2.36
July 1999       $2.54
September 1999  $2.74
November 1999   $2.30
January 2000    $2.66
March 2000      $2.95
May 2000        $4.36
September 2000  $5.19
November 2000   $6.59
January 2001    $5.71
March 2001      $5.00
May 2001        $4.89


(David)
During the last five years, and back almost ten years if there was room on this graph, you would see relatively stable natural gas prices. Historically, as we enter each heating season, rates experience some upward pressure but start settling back down around January.
The 1999/2000 heating season did not follow this same pattern. Rates continued to climb during the summer months instead of leveling off. This unusual pattern made it more difficult to execute our hedging policies. So, we were caught by surprise. This will not happen again. Our new policy removes this item of uncertainty from our results in the future.
We are now taking advantage of lower natural gas prices, in the range of $5.00 to $5.50 per decatherm, to negotiate fixed price contracts. At this point in time, we are already 67% covered with fixed contracts for next winter, with a plan to reach the 90% goal by the end of June.
We are also diversifying our risk by staggering contract term expirations, with half lasting twelve months through the 2002 heating season, and the balance extending beyond the first quarter of 2003.

SLIDE 9: This slide has the following title: "Recently Acquired Communities" with the following table presented:
                                                        Price
Market                                  Units           (mm)
------                                  -----           ---------

Baltimore                               731             $ 28.4
Chicago                                 563             $ 27.6
Detroit                                 662             $ 26.1
Long Island                             490             $ 29.5
No.VA/DC                                1,001           $ 80.4
Philadelphia                            2,113           $135.9
                                        -----           ------

Total 2000 and 2001                     5,560           $327.9

(David)

All of the property results discussed so far have pertained to the 33,657 apartment units owned since the beginning of 2000. We continue to have positive news concerning the 5,560 units in communities recently acquired. Our winter expenses affected all of our communities, including the recent acquisitions completed during 2000 and 2001. Nevertheless, these communities generated net operating income during the first quarter which approximated a 9.6% yield on our total investments of over $325 million. This is down slightly from our typical double-digit initial returns, but still in line with announced expectations. We see tremendous future upside in these communities beyond the initial returns.

SLIDE 10: This slide has the following title: "Market Breakdown" with the following table presented:
                                                % Owned
Market                          Owned           Portfolio

Baltimore, MD                   6,963           17.8%
Eastern PA                      6,276           16.0%
Detroit, MI                     5,693           14.5%
Rochester, NY                   2,975           7.6%
New Jersey                      2,657           6.8%
DC/Northern VA                  2,591           6.6%
Buffalo, NY                     2,519           6.4%
Chicago, IL                     2,018           5.2%
All Others                      7,525           19.1%
                                -------         -------

Total Units                     39,217          100.0%

(David)

The supplemental schedules show the breakdown of owned communities by market area. Property-by-property comparisons are also included and grouped by region. Every community has its own unique story. However, each of our markets is supporting positive growth in rental rates.
Every region was affected by utility price increases, producing numerous property level negative NOI growth rates for the quarter. Occupancy levels throughout our portfolio remain quite healthy, averaging 95.3%. On a same-property comparison, I am happy to say that we currently are about even on occupancies compared to a year ago. This is true even though we are aggressively increasing rents to recover the increase in utility costs. Recently, there has been some concern about the auto industry and the Detroit market, which we touched upon last quarter on this call. Chrysler and two auto parts manufacturers have specifically announced potential layoffs affecting the Detroit market. As a reminder, only 2% of our Detroit resident base is employed by these companies. While a softening in the overall market is certainly not good news, we feel pretty well protected with properties in the Class B apartment sector with rent, including utilities, averaging only $710 per month. In the Detroit region, we are currently running only slightly behind in occupancies today compared to a year ago - at a healthy 95.6% versus 96.5% last year.
SLIDE 11: This slide has the title "Other Corporate Income" with the following table presented:

                                Q1 '01          Q1 '00

Management fees                 1,299           1,219
Development fees                0               1,761
Other                             279              43
General & Administrative        ( 657)         (1,855)
Interest expense                ( 457)          ( 428)
Depreciation                    ( 120)          ( 108)
Taxes                           (  34)          (  33)
                                --------        ------

Total Other Income                310             599
COMBINED EBITDA                   634           1,159

(David continued)

"Other Corporate Income" of $310,000 during the first quarter reflects net results from management and development activities. Detailed information on the breakdown of this income is included in the supplemental packets and summarized on this slide for webcast listeners.
I want to first make one clarification. Last quarter on this call, I reported that we were electing taxable REIT subsidiary status, or TRS, for our existing management companies. I also suggested that this corporate other income line item would report gross income, with corresponding expense allocations reported in each separate category on our income statement. We have chosen to keep these subsidiaries organized as non-consolidating entities - such that we will continue to allocate expenses and report the net results here. We believe the financial disclosure is more useful if we can continue to segregate these activities in one line item separate from the results from our core business of owning and operating apartment communities. As a reminder, at the end of 2000, we were successful in closing the sale of the affordable housing development business to the key personnel who ran that division.
Looking at some of the individual line items, management fee revenues increased 7%. As we have sold our development business, there was no development fee revenue this year, compared to almost $1.8 million a year ago. At the same time, general and administrative costs allocated to this activity were reduced by $1.2 million. With that, I'll turn it over to Ed to discuss our Capital Markets activities.


SLIDE 12: This slide has the title "Conservative Capital Structure". The slide also contains a pie chart. On the left above the pie chart there is a box within which is state: "Equity, 59%, followed by Common Stock (48%), Convertible Preferred (16%) and Operating Partnership Interests (36%)". On the right above the pie chart is a box within which is stated: "Debt, 41%, followed by Fixed (97%) and Floating (3%)". The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred" and "Floating Rate Debt". Below the pie chart is the caption: "$2.1 Billion Total Market Capitalization". On the lower left of the slide is the caption: "*$28.50 per share at 3/31/01".

(Ed)

Thank you, David. With a stock price of $28.50 per share at the end of the quarter, leverage was 41% on our total market capitalization of $2.1 billion. Nearly all of our debt was at fixed interest rates, with weighted average maturities of about eleven years and an average interest rate of 7.4%. $18.5 million of floating rate debt was outstanding on our $100 million unsecured revolving credit facility. Our interest coverage ratio was 2.7 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.1 times coverage.
These coverage ratios are each .4 times lower than what we experienced for the fourth quarter. Just like most other financial indicators reported, these ratios were negatively affected by extraordinarily high operating costs in the first quarter. We estimate that these ratios will rebound in future quarters to similar levels reported at year end - 3.1 times interest coverage and 2.5 times fixed charge coverage.


SLIDE 13: This slide has the title "Net Asset Valuation (000's)" and is followed by the table set forth below:

                                        9.0%    9.75%
                                        Cap     Cap
                                      -------- ---------

Real Estate Value                       $2,235  $2,063
Other Assets/Liab.                        (782)   (782)
                                      -------- --------

Net Asset Value                         $1,453  $1,281

NAV Per Share                           $32.77  $28.90

(Ed continued)

We have had very little equity activity during the first quarter, as we were net purchasers of shares after taking into account the stock repurchase program. We do not intend to issue additional net equity in the near future, since we think the underlying value of our stock exceeds recent trading prices by a healthy margin.
Today, we estimate the net asset value of Home Properties to be about $32.75 per share, using a nominal cap rate of 9%. However, the market seems to be assigning a value to our company based on a cap rate north of 9.75%. Given these market conditions, we have developed several strategic initiatives which I discussed last quarter on this call. I will now update you on our success.

SLIDE 14: This slide is titled: "Capital Markets Initiatives" . The slide has the following bullet points:

* Continued Share Repurchases
* Increase Leverage Target to 45%
* Modify Dividend Reinvestment Return

(Ed continued)

Our plan is to opportunistically take advantage of the continued disconnect we see between Wall Street and Main Street valuations. We began this year with a Board authorization to buy back 1.3 million shares of our stock. We were very active in the market, working around our many restrictions and blackout periods to repurchase about 1.1 million shares for $30.1 million representing an average price of $27.28 per share.
As the remaining authorization is just a little over 200,000 shares, we plan on asking our Board next week to increase the authorization by an additional one million shares, which is about 5% of our common shares currently outstanding.

SLIDE 15: This slide is titled: "Leverage Target" and contains the following bullet points:

* Increase to 45%
* Provides Sufficient Funds for:
    * share repurchases
             OR
    * property acquisitions

(Ed continued)

Last quarter, I discussed taking advantage of locking in long-term interest rates on some additional mortgage borrowings. With rates down, we see a widening spread between the effective cost of equity capital versus debt capital. The use of these proceeds could provide funds to repurchase shares or purchase additional properties. Through April of the current year, approximately $16 million was raised through refinancing transactions. In addition, we were able to reduce the weighted average interest rate on the loans by almost 120 basis points. Our leverage has increased from 40% at year end to 41% at the end of the first quarter. By replacing higher rate loans with all in rates of about 7%, we can work towards increasing leverage without having a significant impact on interest coverage ratios.
At this point, we cannot commit to a precise combination of sources and uses of capital for the balance of 2001, as we expect to remain opportunistic. However, we do have a lot of flexibility to take advantage of opportunities going forward.

SLIDE 16: This slide is titled: "DRIP - Optional Cash Purchases". The slide has a graph which has the following points on the x-axis: 1Q 2001 Monthly Average and April 2001 Actual. The y-axis is marked "In Millions" and has the points $0, $1, $2, $3, $4, and $5 going from bottom to top. The bars on the x-axis have the following figures marked on top:

1Q 2001 Monthly Average 4.022
April 2001 Actual 0.43

(Ed continued)

Last quarter, I reviewed the changes we were contemplating making to our Dividend Reinvestment and Stock Purchase Plan to avoid further dilution from issuing new shares at or below our underlying net asset value. Over the past several years, when our stock price was closer to our estimate of NAV, the DRIP has generated approximately $220 million of equity. While we have put these proceeds to good use towards acquiring and repositioning properties, we now believe that we should also be utilizing available capital resources to repurchase shares. As we continue our focus on building shareholder value, it currently does not make sense to offer our shares for sale at a discount at the same time that we are attempting to buy back shares in the open market, which is the reason we changed our DRIP program.
Those changes which were effective in the month of April were very successful. The level of optional cash purchases have been reduced by about 90% from a little over $4 million per month to $400,000 during April. We are pleased with this success and are anxious to see how the reduced discount will affect the level of quarterly dividend reinvestment in May.
Now, I will turn the discussion over to our Chairman.

SLIDE 17: This slide and the following title: "Achievements - First Quarter 2001" and contains the following bullet points:

* Acquisition yields averaging 9.6%
* Conservative balance sheet
* Net buyer of HME stock
* Successful "road show" trips
* Record rental rate growth of 6.2%

(Norman)

Thank you, Ed. Good morning, everyone!
I will start by reviewing a list of our accomplishments during the quarter. The $328 million of investment made in acquisitions over the past year and a quarter performed up to our expectations, with unleveraged yields averaging 9.6% during the first three months of 2001, despite the effects from increased utility costs. With interest rates down, this is a terrific result. During the quarter, we were successful in repurchasing over $14 million of our shares in excess of stock issued under the DRIP. The changes to the DRIP have had the positive impact of dramatically reducing the optional cash portion of the plan. We have a conservative balance sheet that can support the funding of additional share repurchases and/or acquisitions with leverage of 41% and over $81 million available on our line of credit. During the first quarter, we participated in three "road show" trips to introduce Ed, having over thirty individual meetings with analysts and institutional investors. Ed, David and myself will be attending NAREIT in San Francisco in June. If we have not been able to hook up with you before, please let David know, and we can schedule an appointment. Of greatest importance, during the first quarter, we achieved a record breaking 6.2% growth in rental rates. For this, the on-site and property management staff deserve congratulations. They have been able to pass on the incremental cost of natural gas, plus a normal increase in rent. This bodes well for the future. We do not wish to revise guidance. However, if we continue to be successful with rate increases, as we expect, and the economic downturn is not too severe, we have the potential to achieve double digit FFO per share growth in 2002. Next year, we will have the benefit of higher rent with potentially no increase in the cost of gas based on forward contracts soon to be in place.


SLIDE 18: This slide has the following title: "Property Sales" and has the following bullet points:
* $110 million of properties with contract or letters of intent
* Properties located in five markets * Focus on 1031 exchanges
* Sale proceeds to be applied to acquisitions with higher growth prospects and/or share repurchases

(Norman continued)

As Ed discussed last quarter on this call, we have identified properties for sale located in Upstate New York and in other areas spread over several regions. These properties are either in slower growth markets, or less efficient to operate due to their remote locations and/or small size. We are very excited about the phenomenal interest buyers have shown in these properties, even though we consider the properties to be "less desirable." All of the potential sales so far have been negotiated without using brokers. I believe the quick response we received was, at least, partly due to the reputation that we have in the industry for quality management and high quality maintenance.
We currently have 14 properties located in five markets, either under contract or a letter of intent, for total consideration in excess of $100 million. These transactions are still subject to due diligence and certain contingencies. Many of these potential sales must be matched with suitable acquisitions using 1031 exchanges to defer taxable gains for our shareholders and, in several situations, to protect UPREIT investors. We have already targeted several acquisitions for this purpose, so we do not expect the need for exchange properties to delay closing by more than a month or so.
The proceeds from sale will be used to acquire properties with higher growth potential and/or repurchase additional shares. The transactions provide the opportunity to improve shareholder value by recycling proceeds from the sale of property that is expected to produce an unleveraged IRR of from 9% to 10% with our shares or property that will produce an unleveraged IRR of at least 12%. I am personally thrilled by these potential transactions. Their completion will validate the overall strategy that we pursue, as the sale of even our less desirable properties are being made at prices in excess of historical cost before depreciation. In other words, long-term cash flow from these properties will exceed their reported FFO. This is important to note as we are unique as we focus on upgrading and repositioning the 70% of properties in this country that are over 20 years of age, while our REIT peers mostly focus on the 30% of properties that are younger.
Our success will further demonstrate my belief that our strategy produces the highest long-term risk adjusted return in the real estate industry. I have started to refer to Home Properties as a "National Treasure," due to our successful efforts in preserving this country's housing stock, while producing favorable financial returns for our investors at the same time!

SLIDE 19: This slide contains the following caption: "QUESTIONS & ANSWERS" followed by photographs of Norman Leenhouts, Chairman and Co-CEO, Ed Pettinella, Executive Vice President and Director and David Gardner, Sr. Vice President and Chief Financial Officer. Below the photographs is written "Home Properties Central Office (716) 546-4900.

(Norman continued)

On a final note, I would like to remind everyone that our annual shareholders meeting is next Tuesday, May 1, at 2:30 PM. We have scheduled an hour long formal presentation and hope to see some of you there. With that, I'd like to open up the phone lines for questions.

SLIDE 20: This slide contains the logo of Home Properties of New York, Inc. as well as the following statements: First Quarter 2001 Earnings Conference Call and Webcast April 27, 2001.

(David)
If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: April 27, 2001 HOME PROPERTIES OF NEW YORK, INC.
(Registrant)


By:/s/ David P. Gardner
----------------------------------

David P. Gardner,
Senior Vice President